EXHIBIT 23.1.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Amendment No. 1 to Registration Statement on Form S-4 of GrafTech International Ltd. of our reports dated February 26, 2013, except with respect to our opinion on the consolidated financial statements insofar as it relates to Note 18: Guarantor Information, as to which the date is June 20, 2013, relating to the financial statements and the effectiveness of internal control over financial reporting of GrafTech International Ltd. , which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Cleveland, Ohio
July 1, 2013